      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             DATAWORKS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   CALIFORNIA                                       33-0209937
          (STATE OR OTHER JURISDICTION                           (I.R.S. EMPLOYER
       OF INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)

                    5910 PACIFIC CENTER BOULEVARD, SUITE 300
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 546-9600
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               STUART W. CLIFTON
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             DATAWORKS CORPORATION
                    5910 PACIFIC CENTER BOULEVARD, SUITE 300
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 546-9600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:
                            FREDERICK T. MUTO, ESQ.
                              THOMAS A. COLL, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                              SAN DIEGO, CA 92121
                                 (619) 550-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                            PROPOSED              PROPOSED
     TITLE OF EACH CLASS               AMOUNT               MAXIMUM               MAXIMUM              AMOUNT OF
        OF SECURITIES                  TO BE             OFFERING PRICE          AGGREGATE            REGISTRATION
       TO BE REGISTERED              REGISTERED           PER SHARE(1)       OFFERING PRICE(1)            FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value....        106,315                $22.41              $2,382,519             $702.84
======================================================================================================================

(1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on April 29, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                 106,315 SHARES

                             DATAWORKS CORPORATION
                                  COMMON STOCK
                            ------------------------

     This Prospectus relates to 106,315 shares (the "Shares") of Common Stock, no par value per share (the "Common Stock"), of DataWorks Corporation ("DataWorks" or the "Company"). The Shares may be offered by certain shareholders of the Company (the "Selling Shareholders") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution." No representation is made that any Shares will or will not be offered for sale. The Shares are being offered for the accounts of the Selling Shareholders. It is not possible at the present time to determine the price to the public in any sale of the Shares by the Selling Shareholder and each Selling Shareholder reserves the right to accept or reject, in whole or in part, any proposed purchase of Shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by each Selling Shareholder.

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Common Stock of the Company is traded on the Nasdaq National Market under the Symbol "DWRX." On April 29, 1998, the last sale price for the Common Stock as reported by the Nasdaq National Market was $22.4375 per share.
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                   THE DATE OF THIS PROSPECTUS IS MAY 1, 1998

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock is listed on the Nasdaq National Market and reports and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the Company's Definitive Proxy Statement for its 1998 Annual Meeting of Shareholders filed pursuant to Rule 14a-6 of the Exchange Act, the Company's Current Report on Form 8-K dated February 4, 1998 and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on September 20, 1995, each as filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the General Counsel at the Company's principal executive offices at 5910 Pacific Center Boulevard, Suite 300, San Diego, California 92121, (619) 546-9600.

                                  THE COMPANY

     Except for the historical information contained or incorporated by reference herein, this Prospectus (and the information incorporated herein by reference) contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, as well as those discussed elsewhere in this Prospectus and in any other documents incorporated herein by reference.

     DataWorks Corporation ("DataWorks" or the "Company") develops, markets, implements and supports open systems, client/server-based Enterprise Resource Planning ("ERP") software for mid-range discrete manufacturing companies with annual revenues between $3 million and $1 billion. The Company's products and services facilitate enterprise-wide management of resources and information and allow mid-range manufacturers to reduce order fulfillment cycle times, improve operating efficiencies and measure critical company performance against defined plan objectives. DataWorks' products enable its customers to manage make-to-stock and make-to-order production methods, as well as multiple hybrid or "mixed mode" production methods, within a single manufacturing site or across multiple sites. The Company's products also help customers adapt to growth, changing levels of operations, and business process re-engineering, which is becoming commonplace among manufacturing concerns.

     The Company was incorporated in California in 1986. The Company's executive offices are located at 5910 Pacific Center Boulevard, Suite 300, San Diego, California 92121, and its telephone number is (619) 546-9600.

                                  RISK FACTORS

     An investment in the shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus and in any other documents incorporated herein by reference in evaluating an investment in the shares of Common Stock offered hereby.

     Fluctuations in Quarterly Operating Results. The Company has experienced significant fluctuations in its revenues and operating results from quarter to quarter and anticipates that it will continue to experience such quarterly fluctuations. The Company's revenues and operating results have generally been higher in the fourth quarter than in any preceding quarter of the year. The Company believes that fourth quarter revenues are positively impacted by year-end capital purchases by most customers, as well as by the Company's sales compensation plans. Seasonal factors, which the Company believes are common in the computer software industry, are likely to increase as the Company focuses on larger corporate accounts. As a result of these seasonal factors, first quarter revenues in any year are typically lower than revenues in the immediately preceding fourth quarter. In addition, the Company's revenues occur predominantly in the third month of each quarter and tend to be concentrated in the latter half of that third month. Accordingly, the Company's quarterly results of operations are difficult to predict, and delays in product delivery or in closings of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, net income to fall substantially short of anticipated levels. Factors that may contribute to such fluctuations in addition to seasonal factors include: the number of new orders and product shipments; the size and timing of individual orders; the timing of shipment of hardware or database software by third party vendors necessary in order for the Company to recognize revenues; the timing of introduction of products or product enhancements by the Company, the Company's competitors or other providers of hardware, software and components for the Company's market; competition and pricing in the software industry; market acceptance of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions by competitors; product quality problems; customer order deferrals in anticipation of new products; changes in customer budgets; changes in Company strategy; changes in Company operating expenses; personnel changes; fluctuations in foreign currency exchange rates; changes in the mix of products sold; conditions or events in the manufacturing industry; and general economic conditions. In addition, the achievement of anticipated revenues is substantially dependent on the ability of the Company to attract, on a timely basis, and retain skilled personnel, especially sales, service and implementation personnel. As a result of these factors, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

     Lengthy Sales Cycle. The Company's sales figures for Avante, the Company's principal product, generally reflect a relatively high amount of revenues per order. The loss or delay of individual orders for this product, therefore, could have a more significant impact on the revenues and quarterly results of the Company than on those of companies with higher sales volumes and lower revenues per order. The Company's software products generally are shipped as orders are received, and revenues are recognized upon delivery of the products, provided no significant vendor obligations exist and collection of the related receivable is deemed probable. As a result, software license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. The timing of license revenues derived from sales of the Company's Avante product is difficult to predict because of the length of the sales cycle for this product, which is typically three to nine months from the initial contact. Because the Company's operating expenses are based on anticipated revenue trends and because a high percentage of the Company's expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in losses. To the extent such expenses are not offset by increased revenues, the Company's operating results would be materially adversely affected.

     Competition. The business information systems industry is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. A number of companies offer products similar to the Company's products, which are directed at the market for ERP systems. Many of the

Company's existing competitors, as well as a number of potential competitors, have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger installed base of customers than the Company. In addition, potential customers that have a large installed base of legacy systems may resist committing the time and resources necessary to convert to an open systems-based client/server software product. The Company has no proprietary barriers to entry which would limit competitors from developing similar products or selling competing products in the Company's markets. Accordingly, there can be no assurance that such competitors will not offer or develop products that are superior to the Company's products or that achieve greater market acceptance. In addition, suppliers of relational database management systems ("RDBMS") or companies that develop management information software applications for large multinational manufacturers are beginning to market to the upper tier of the mid-range market targeted by the Company or otherwise develop applications that compete effectively in the Company's markets. Furthermore, the Company intends to focus its marketing and product development efforts increasingly toward the upper end of its target market, which could result in increased competition. As a result, competition (including price competition) is likely to increase substantially, which may result in price reductions and loss of market share. In addition, potential customers may increasingly demand that ERP systems incorporate certain popular RDBMS software not currently integrated into certain of DataWorks' product offerings that are offered by its competitors. As the client/server computing market expands, a large number of companies, some with significantly greater resources than the Company, may enter the market or increase their market share by acquiring or entering into alliances with competitors of the Company. There can be no assurance that the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance.

     The Company sells its products and services in a highly fragmented market and its competitors consist of a few large multi-national suppliers and a much larger number of small regional competitors. The Company believes that its industry will experience consolidation as business information systems become more complex and as more manufacturers adopt sophisticated business information systems, forcing smaller companies in the industry to specialize or merge with their competitors. In order to compete effectively in the broad markets which the Company presently targets, the Company will need to continue to grow and attain sufficient size to ensure that it can develop new products on a timely basis in response to evolving technology and new customer demands and can sell such products to a variety of manufacturing industries worldwide. No assurance can be given that the Company will be able to grow sufficiently to enable it to compete effectively. The Company anticipates that a significant source of future competition may be from larger manufacturing software companies that may tailor their products for the mid-range market. Only a few of the larger and better capitalized software systems companies currently compete in the Company's targeted market. There can be no assurance that such companies will not develop products that are superior to the Company's products or that achieve greater market acceptance.

     Ability to Recruit Sales, Service and Implementation Personnel. The ability to achieve anticipated revenues is substantially dependent on the ability of the Company to attract on a timely basis and retain skilled personnel, especially sales, service and implementation personnel. In addition, the Company believes that its future success will depend in large part on its ability to attract and retain highly skilled technical, managerial, marketing and professional services personnel to ensure the quality of products and services provided to its customers. Competition for such personnel, in particular for product development, sales and implementation personnel, is intense, and the Company competes in the market for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining skilled personnel. The Company's inability to attract and retain qualified employees could have a material adverse effect on the Company's business and operations.

     Introduction of Impresa for Backoffice System. The Company currently anticipates commencing customer shipments of its Impresa for Backoffice system in late 1998. Historically, however, the Company has not commenced shipment of its Impresa for Backoffice product at the anticipated time and there can be no assurance that the Company will commence such shipments in 1998, or at all. Furthermore, the Company has limited experience in selling products to customers in the upper tier of the mid-range manufacturing market and anticipates that selling products to such customers will result in a longer sales cycle and will require a different strategy than that employed by the Company in selling products to customers in the mid-tier market. For example, as part of its upper tier marketing strategy, the Company is exploring potential relationships with third party integrators to facilitate implementation of the Impresa for Backoffice system. There can be no assurance that any such relationships will be formed or, if formed, will prove beneficial to the Company. Accordingly, even if customer shipments of the Impresa for Backoffice system are timely commenced, there can be no assurance that the Company will be successful in effectively marketing the Impresa for Backoffice system or that the Impresa for Backoffice system will achieve market acceptance.

     Integration of DataWorks and Interactive Operations. The Company acquired Interactive Group, Inc. ("Interactive") in September 1997. The process of rationalizing management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to the management of DataWorks. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the Company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Integrating the two companies has caused the Company to incur certain additional expenses, and there can be no assurance that there will not continue to be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the earnings of the Company. The Company incurred acquisition and related costs totaling $15.6 million in the third quarter of 1997. There can be no assurance that DataWorks will not incur additional charges in future quarters to reflect costs associated with the acquisition.

     Management of Growth. The Company's business has grown rapidly, both internally and through acquisitions, with total revenues increasing to $147.0 million for the year ended December 31, 1997 from $116.9 million for the year ended December 31, 1996. There can be no assurance that the Company will be able to manage its recent growth and assimilate its new employees and products successfully. To manage its growth effectively, the Company will be required to expand, train and manage its employee base, enhance its operating and financial systems, and effectively expand its product line. If the Company continues to grow, there can be no assurance that the management skills and systems currently in place will be adequate or that the Company will be able to manage any additional growth effectively.

     Dependence on Key Employees. The Company's continued success depends to a significant extent upon its ability to retain certain key employees, including Stuart W. Clifton, Norman R. Farquhar and Mark Hellinger. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business and operations.

     Rapid Technological Change and New Products. The market for the Company's software products is characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies, such as the planned introduction of the Impresa for Backoffice system, and the emergence of new industry standards, could render the Company's existing products and products currently under development obsolete and unmarketable. Accordingly, the Company's future success will depend upon its ability to enhance its current products and develop and introduce new products that keep pace with technological developments, satisfy varying end-user requirements and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could damage the Company's competitive position and have an adverse effect on revenues. There can be no assurance that the Company will be successful in developing and marketing new products, including the Impresa for Backoffice system, or product enhancements on a timely basis or that the Company will not experience significant delays in the future, which could have a material adverse effect on the Company's business and operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance. The Company may need to increase the size of its product development staff in the near term to meet these challenges. There can be no assurance that the Company will be successful in hiring and training an adequate number of qualified product development personnel to meet its needs.

     Software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. There can be no assurance that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of these products and adversely affect operating results. Problems encountered by customers installing and implementing new releases or with the performance of the Company's products could have a material adverse effect on the Company's business and operations.

     Dependence on Manufacturing Industry. The Company's business depends substantially upon the capital expenditures of mid-range discrete manufacturers, which in part depend upon the demand for such manufacturers' products. A recession or other adverse events affecting the manufacturing industry in the United States or other markets served by the Company could affect such demand, forcing manufacturers in the Company's target markets to curtail or postpone capital expenditures on business information systems. Any such change in the amount or timing of capital expenditures in its target markets could have a material adverse effect on the Company's business and operations.

     Dependence on Principal Products. Substantially all of the Company's revenue is derived from the sale of manufacturing information systems and related support services. Accordingly, any event that adversely affects fees derived from sale of such systems, such as competition from other products, significant flaws in the Company's software products or incompatibility with third party hardware or software products, negative publicity or evaluation, or obsolescence of the hardware platforms or software environments in which the systems run, would have a material adverse effect on the Company's results of operations. The Company's future financial performance will depend, in substantial part, on the continued development and introduction of new and enhanced versions of the Avante product and customer acceptance of such new and enhanced products.

     Dependence on Third Party Software and Hardware. Most of the Company's products incorporate and use software products and computer hardware and equipment developed by other entities. The relational database management systems currently used in the Company's products are those which the Company believes are best suited for the particular applications required by the mid-range discrete manufacturers. These RDBMS have been developed by Ardent Software, Inc. (formerly Unidata and VMark), Progress and Microsoft. The operating systems on which the Company's products can function (UNIX, SCO-UNIX, UnixWare, VMS and Microsoft NT) have been developed or are owned by Novell Corporation ("Novell"), DEC and Microsoft. The computer hardware and related equipment sold as part of the Company's turnkey systems are manufactured by Hewlett-Packard, IBM, DEC and others. There can be no assurance that all of these entities will remain in business, that such entities will continue to support these product lines, that their product lines will remain viable or that these products will otherwise continue to be available to the Company or available on terms satisfactory to the Company. If any of these entities ceases to do business or abandons or fails to enhance a particular product line, the Company may need to seek other suppliers. This could have a material adverse effect on the Company's business and operations. In addition, there can be no assurance that the Company's current suppliers will not significantly alter their pricing in a manner adverse to the Company.

     International Operations and Currency Fluctuations. The Company derived approximately 17% of its revenues from operations outside North America in 1997 and 1996. The international business is subject to various risks common to international activities, including exposure to currency fluctuations, political and economic instability, the greater difficulty of administering business abroad, and the need to comply with a wide variety of foreign import and United States export laws and regulatory requirements. The Company does not currently engage in foreign currency hedging transactions.

     Intellectual Property and Proprietary Rights. The Company relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of its proprietary software. There can be no assurance, however, that, in spite of these precautions, an unauthorized third party will not copy or reverse-engineer certain portions of the Company's products or obtain and use information that the Company regards as proprietary. The Company provides the source code for its application software under licenses to its customers to enable them to customize the software to meet particular requirements. Although the Company's source code license contains confidentiality and nondisclosure provisions, there can be no assurance that such customers will take adequate precautions to protect the Company's source code or other confidential information. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms used by the Company to protect its software will be adequate or that the Company's competitors will not independently develop software products that are substantially equivalent or superior to the Company's software products.

     The Company has and may from time to time receive notices from third parties claiming that the Company's products infringe upon third party proprietary rights. The Company expects that, as the number of software products in the industry increases and the functionality of these products further overlaps, software products will increasingly be subject to such claims. Any such claim, with or without merit, could result in costly litigation and require the Company to enter into royalty or licensing arrangements. Such royalty or license arrangements, if required, may not be available on terms acceptable to the Company or at all.

     Product Liability. Because the Company markets and sells its software products on a turnkey basis, which includes rendering professional consulting services, the Company incurs significant risks of professional and other liability. No assurance can be given that the limitations of liability set forth in the Company's license agreements or other contracts would be enforceable or would otherwise protect the Company from liability for damages to a customer resulting from a defect in one of the Company's products or arising as a result of professional services rendered by the Company. Such a claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company's business and operations.

     Year 2000 Compliance. Significant uncertainty exists in the software industry concerning the potential effects from the Year 2000 issue associated with the date codes used in computer software and hardware systems. The Company believes that all of its existing products are Year 2000 compliant and new products are being designed to be Year 2000 compliant. Although products have undergone the Company's normal quality testing procedures, there can be no assurance that the Company's software products contain all necessary date code changes. Any failure of the Company's products to perform, including system malfunctions due to the onset of the calendar year 2000, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also currently in the process of evaluating its information technology infrastructure for Year 2000 compliance, including reviewing what actions are required to make all software systems used internally Year 2000 compliant as well as actions needed to mitigate vulnerability to problems with suppliers and other third parties' systems. The Company is assessing the extent of the necessary modifications to its computer software, and management does not anticipate that the Company will incur significant operating expenses or be required to invest heavily in computer system improvements to be Year 2000 compliant. There can be no assurance that such measures will alleviate the Year 2000 problems which could have a material adverse effect upon the Company's business, operating results and financial condition.

     Influence of Existing Shareholders. As of April 24, 1998, the Company's executive officers, directors and their affiliates beneficially owned approximately 15% of the Company's outstanding shares of Common Stock. As a result, these shareholders, if acting together, would be able to influence matters requiring approval by the shareholders of the Company, including the election of a majority of the directors. The voting power of these shareholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. The Company has entered into agreements with its executive officers and directors indemnifying them against losses they may incur in legal proceedings arising from their service to the Company.

     Possible Volatility of Stock Price. The market price of the Company's Common Stock has fluctuated since its initial public offering in October 1995. The price of the Company's stock may be subject to significant fluctuations in the future in response to variations in quarterly operating results of the Company, announcements of new products by the Company or by its competitors, and general trends in the software industry, as well as fluctuations in the stock market that are unrelated to the operating performance of particular companies. Also, the Company's revenues or operating results in future quarters may be below the expectations of public market securities analysts and investors, which could cause the price of the Company's stock to decline, perhaps substantially. Such stock price and market fluctuations could adversely affect the Company.

     Effect of Certain Charter Provisions. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plan to issue any shares of Preferred Stock.

                              SELLING SHAREHOLDERS

     The following table sets forth the name of each of the Selling Shareholders, the number of shares of Common Stock owned beneficially by such Selling Shareholders as of April 24, 1998 and the number of shares of Common Stock which may be offered by each of them pursuant to this Prospectus. This information is based upon information provided by each respective Selling Shareholder. Because the Selling Shareholders may offer all, some or none of their respective Shares, no definitive estimate as to the number of shares thereof that will be held by the Selling Shareholders after such offering can be provided.

     Each Selling Shareholder represented in the agreement under which he, she or it acquired the Shares that he, she or it was acquiring the Shares for investment and not with a view to, or for resale in connection with, any distribution thereof. The Company has agreed to register the Shares for resale. Accordingly, the Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier to occur of (i) the sale pursuant thereto of all Shares offered hereby or (ii) April 22, 1999.

                                               SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                      OWNED                               OWNED AFTER
                                              PRIOR TO OFFERING(1)      NUMBER OF        OFFERING(1)(3)
                                              ---------------------      SHARES       --------------------
            SELLING SHAREHOLDERS              NUMBER    PERCENT(2)    BEING OFFERED    NUMBER     PERCENT
            --------------------              -------   -----------   -------------   --------   ---------
Michael Bayer...............................     146         *              146          0          --
Claire Berman...............................   2,338         *            2,338          0          --
James Cerra.................................     243         *              243          0          --
Eric Chapman................................     146         *              146          0          --
Ralph W. Conway, as Trustee of the Alexandra
  M. Conway Trust, U/A/D 12/92..............   1,753         *            1,753          0          --
Ralph W. Conway, as Trustee of the Danielle
  Caitlin Conway Trust, U/A/D 12/92.........   1,753         *            1,753          0          --
Edyth Conway................................   7,017         *            7,017          0          --
Ralph W. Conway, as Trustee of the Evan D.
  Conway Trust, U/A/D 12/92.................   1,753         *            1,753          0          --
Evan D. Conway, as Trustee of the Michenna
  Caroline Conway Trust.....................   1,753         *            1,753          0          --
Ralph Conway................................   1,218         *            1,218          0          --
Kathryn C. Dimiduk, as Trustee of the Ralph
  W. Conway Trust, U/A/D 12/92..............   1,753         *            1,753          0          --
Richard Conway..............................  13,838         *           13,838          0          --
Evan D. Conway, as Trustee of the Tyler
  Richard Conway Trust, U/A/D 10/26/93......   1,753         *            1,753          0          --
Kathryn C. Dimiduk, as Trustee of the
  Jeffrey T. Dimiduk Trust, U/A/D 12/92.....   1,753         *            1,753          0          --
Evan D. Conway, as Trustee of the Kathryn C.
  Dimiduk Trust, U/A/D 12/92................   1,753         *            1,753          0          --
Kathryn C. Dimiduk, as Trustee of the Sarah
  E. Dimiduk Trust, U/A/D 12/92.............   1,753         *            1,753          0          --
Kathryn C. Dimiduk, as Trustee of the Thomas
  G. Dimiduk Trust, U/A/D 12/92.............   1,753         *            1,753          0          --
Deborah Dixon, as Custodian for Geoffrey
  Dixon, NYUTMA.............................   1,608         *            1,608          0          --
Deborah Dixon, as Custodian for Kaitlin
  Dixon, NYUTMA.............................   1,608         *            1,608          0          --

                                               SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                      OWNED                               OWNED AFTER
                                              PRIOR TO OFFERING(1)      NUMBER OF        OFFERING(1)(3)
                                              ---------------------      SHARES       --------------------
            SELLING SHAREHOLDERS              NUMBER    PERCENT(2)    BEING OFFERED    NUMBER     PERCENT
            --------------------              -------   -----------   -------------   --------   ---------
Dora Flash..................................   1,032         *            1,032          0          --
Thomas Foulkes..............................   1,032         *            1,032          0          --
Frank J. Garofalo...........................   4,254         *            4,254          0          --
Genevieve M. Hall...........................      74         *               74          0          --
Kenneth Hammer..............................   1,032         *            1,032          0          --
Joan Hass...................................   2,580         *            2,580          0          --
Kevin Healey................................     486         *              486          0          --
William David Maxwell, as Custodian for
  Claire Maxwell, NYUTMA....................   1,608         *            1,608          0          --
William David Maxwell, as Custodian for
  Greggory Maxwell, NYUTMA..................   1,608         *            1,608          0          --
William David Maxwell, as Custodian for Leah
  Maxwell, NYUTMA...........................   1,608         *            1,608          0          --
William Maxwell.............................  18,857         *           18,857          0          --
John McClain................................     243         *              243          0          --
Judith Miskell..............................   1,032         *            1,032          0          --
Whitney Miskell.............................   1,032         *            1,032          0          --
Mark Nassi..................................     146         *              146          0          --
Amy St. Clair Olt...........................   1,056         *            1,056          0          --
Catherine Olt Orphanos......................   1,056         *            1,056          0          --
Elizabeth Allan Olt.........................   1,226         *            1,226          0          --
Marjorie Clark Olt Trust, U/A/D 3/6/95......   1,226         *            1,226          0          --
T. Olt......................................   2,404         *            2,404          0          --
Bruce Otto..................................   1,032         *            1,032          0          --
Stephen Payne...............................      34         *               34          0          --
Gil N. Perry................................   2,127         *            2,127          0          --
Gilbert Rankin..............................   1,301         *            1,301          0          --
Donald Read.................................   1,201         *            1,201          0          --
Ann Rogers..................................     516         *              516          0          --
John Rogers.................................     516         *              516          0          --
Andrew Mory Schultz.........................   2,064         *            2,064          0          --
Mary Mory Schultz...........................     243         *              243          0          --
Seymour Smidt...............................   1,548         *            1,548          0          --
Suzan Schultz Tapscott......................     516         *              516          0          --
Douglas Thomas..............................     146         *              146          0          --
Steven Worona...............................   1,218         *            1,218          0          --
David Brooke, as Administrator of the 625
  Ridge Road E. Trust No. One...............     297         *              297          0          --
David Brooke, as Administrator of the 625
  Ridge Road E. Trust No. Two...............     297         *              297          0          --
Cornell University..........................   1,364         *            1,364          0          --
David L. Brooke Self Declaration Trust......     105         *              105          0          --

                                               SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                      OWNED                               OWNED AFTER
                                              PRIOR TO OFFERING(1)      NUMBER OF        OFFERING(1)(3)
                                              ---------------------      SHARES       --------------------
            SELLING SHAREHOLDERS              NUMBER    PERCENT(2)    BEING OFFERED    NUMBER     PERCENT
            --------------------              -------   -----------   -------------   --------   ---------
Genevieve M. Hall and C. Robert Hall, as
  Trustees FBO Genevieve M. Trust, U/A/D
  6/17/91...................................     958         *              958          0          --
Suzan Schultz Tapscott, as Custodian for
  Amanda Schultz Tapscott...................     516         *              516          0          --
Suzan Schultz Tapscott, as Custodian for
  Emma Schultz Tapscott.....................     516         *              516          0          --
Suzan Schultz Tapscott, as Custodian for
  Mary Schultz Tapscott.....................     516         *              516          0          --

---------------
 *  Less than 1%

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(2) Applicable percentage of ownership is based on 14,218,159 shares of Common Stock outstanding on April 24, 1998.

(3) Assumes the sale of all shares offered hereby, should each respective Selling Shareholder elect to do so.

                              PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Shareholders may sell Shares from time to time in transactions on the Nasdaq National Market, in privately-negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission). The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the Shares.

     The Selling Shareholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any discount, commission or concession received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     All costs associated with the registration of the Shares being offered hereunder will be paid by the Company. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     There can be no assurance the Selling Shareholders will sell all or any of the shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California ("Cooley Godward").

                                    EXPERTS

     The consolidated financial statements of DataWorks Corporation at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated herein by reference and appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which, as to the year ended December 31, 1995, is based in part on the report of Price Waterhouse LLP, independent accountants. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

SEC registration fee.......................................  $   703
Legal fees and expenses....................................    3,000
Accounting fees and expenses...............................    3,000
Printing and Engraving.....................................    1,200
Transfer agent and registrar fees..........................    2,500
                                                             -------
          Total............................................  $10,403
                                                             =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Registrant's Amended and Restated Articles of Incorporation include provisions to eliminate the personal liability of its directors to the fullest extent permitted by Section 204(a)(10) under the General Corporation Law of California (the "California Law"). In addition, the Registrant's Bylaws include provisions that require the Registrant to indemnify its directors and executive officers to the fullest extent permitted by Section 317 of the California Law, including circumstances in which indemnification is otherwise discretionary. The Bylaws also provide the Registrant with the authority to indemnify its other officers, employees and other agents as set forth in the California Law. Pursuant to Section 317 of the California Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in the best interests of a corporation, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its shareholders, for acts or omissions involving intentional misconduct or knowing and culpable violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, for improper distributions to shareholders and loans to directors and officers, or for acts or omissions by the director as an officer.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

     The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS

    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------                      -----------------------
      3.1      Registrant's Amended and Restated Certificate of
               Incorporation.(1)
      3.2      Registrant's Amended and Restated Bylaws.(1)
      5.1      Opinion of Cooley Godward LLP.
     23.1      Consent of Ernst & Young LLP.
     23.2      Consent of Price Waterhouse LLP.
     23.3      Consent of Cooley Godward LLP. Reference is made to Exhibit
               5.1.
     24.1      Power of Attorney. Reference is made to page II-4.

---------------
(1) Filed as an exhibit to Registrant's Registration Statement on Form SB-2 (No. 33-97022 LA) or amendments thereto and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 30th day of April, 1998.

                                          DATAWORKS CORPORATION

                                          By:     /s/ STUART W. CLIFTON
                                            ------------------------------------
                                                     Stuart W. Clifton
                                             Chief Executive Officer, President
                                                             and
                                                   Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart W. Clifton and Norman R. Farquhar, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

                /s/ STUART W. CLIFTON                      President, Chief Executive       April 30, 1998
-----------------------------------------------------    Officer, Chairman of the Board
                  Stuart W. Clifton                               and Director
                                                          (Principal Executive Officer)

               /s/ NORMAN R. FARQUHAR                    Executive Vice President, Chief    April 30, 1998
-----------------------------------------------------    Financial Officer and Director
                 Norman R. Farquhar                       (Principal Financial Officer)

                  /s/ RICK E. RUSSO                        Vice President, Finance and      April 30, 1998
-----------------------------------------------------    Secretary (Principal Accounting
                    Rick E. Russo                                   Officer)

                 /s/ NATHAN W. BELL                                 Director                April 30, 1998
-----------------------------------------------------
                   Nathan W. Bell

               /s/ WILLIAM P. FOLEY II                              Director                April 30, 1998
-----------------------------------------------------
                 William P. Foley II

                /s/ RONALD S. PARKER                                Director                April 30, 1998
-----------------------------------------------------
                  Ronald S. Parker

                  /s/ TONY N. DOMIT                                 Director                April 30, 1998
-----------------------------------------------------
                    Tony N. Domit

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------                      -----------------------
      3.1      Registrant's Amended and Restated Certificate of
               Incorporation.(1)
      3.2      Registrant's Amended and Restated Bylaws.(1)
      5.1      Opinion of Cooley Godward LLP.
     23.1      Consent of Ernst & Young LLP.
     23.2      Consent of Price Waterhouse LLP.
     23.3      Consent of Cooley Godward LLP. Reference is made to Exhibit
               5.1.
     24.1      Power of Attorney. Reference is made to page II-4.

---------------
(1) Filed as an exhibit to Registrant's Registration Statement on Form SB-2 (No. 33-97022 LA) or amendments thereto and incorporated herein by reference.